Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on S-1 of our report dated October 15, 2024, relating to the financial statements of B. Rimon Agencies Ltd, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Barzily and Co.

Certified Public Accountants (Isr)

Jerusalem, Israel

June 16, 2025